CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2018	$6,036,200	$777.46

November 2013 Pricing Supplement No. 117 Registration Statement No. 333-190038 Dated November 26, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the PLUS offered by this pricing supplement will pay no interest and do not guarantee any return of principal at maturity.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the basket has depreciated in value, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.
	FINAL TERMS
	Issuer:		Barclays Bank PLC
	Maturity date:†		January 5, 2015, subject to postponement
	Valuation date:†		December 30, 2014, subject to postponement
	Original issue price:		$10 per PLUS (see “Commissions and initial issue price” below)
	Stated principal amount:		$10 per PLUS
	Pricing date:		November 26, 2013
	Original issue date:		December 4, 2013 (5 business days after the pricing date)
	Aggregate principal amount:		$6,036,200
	Interest:		None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P MidCap 400® Index (the “MID Index”)		MID	30%	1,306.40	0.0022964
	Russell 2000® Index (the “RTY Index”)		RTY	30%	1,134.53	0.0026443
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)		EEM UP	20%	$41.65	0.0480192
	Shares of the iShares® MSCI EAFE ETF (the “EFA Shares”)		EFA UP	20%	$65.95	0.0303260

We refer to the MID Index and the RTY Index, collectively, as the underlying indices, and to the EEM Shares and the EFA Shares, collectively, as the underlying shares and, together with the underlying indices, as the basket components.

	Payment at maturity (per PLUS):		▪ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪    If the final basket value is less than or equal to the initial basket value:
     $10 × basket performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.
Investors may lose their entire initial investment in the PLUS.  Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this pricing supplement.

	Leveraged upside payment:		$10 × leverage factor × basket percent increase
	Leverage factor:		300%
	Maximum payment at maturity:		$11.39 per PLUS (113.90% of the stated principal amount)
	(Summary Terms continued on the next page)
	Commissions and initial issue price:	Initial issue price(1)	Price to public(2)	Agent’s commissions(2)	Proceeds to issuer
	Per PLUS	$10	$10	$0.20	$9.80
	Total	$6,036,200	$6,036,200	$120,724	$5,915,476

(1)
Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.774 per PLUS.  The estimated value is less than the initial issue price of the PLUS.  See “Additional Information Regarding Our Estimated Value of the PLUS” on page 3 of this pricing supplement.

(2)
Morgan Stanley Wealth Management and its financial advisers will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.  See “Supplemental Plan of Distribution.”

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this pricing supplement.

Prospectus dated July 19, 2013    Prospectus Supplement dated July 19, 2013    Index Supplement dated July 19, 2013

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Summary Terms continued from previous page:
Initial basket value:
10, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.

Multiplier:
The multiplier for each basket component represents its basket component weighting in the predetermined initial basket value of 10.  The multiplier for each basket component was set on the pricing date and calculated as follows:

10 × basket component weighting / initial basket component value

Each multiplier will remain constant for the term of the PLUS.  See “Basket—Multiplier” above.

Final basket value:	The basket closing value on the valuation date
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Basket closing value:
The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of each of the underlying indices, the index closing value of such underlying index as described under “Index closing value” below.  In the case of each of the underlying shares, the share closing price of one share of such underlying shares as described under “Share closing price” below.

Index closing value:
For any underlying index on any scheduled trading day for such underlying index, the closing level of such underlying index as published by Bloomberg under ticker symbol “RTY” for the RTY Index and “MID” for the MID Index, at the regular weekday close of trading on that day.  In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

Share closing price:
For any underlying shares on any scheduled trading day for such underlying shares, the official closing price per share of one share of such underlying shares on such day as determined by the calculation agent and displayed on Bloomberg Professional® service page “EEM UP <Equity>” for the EEM Shares and “EFA UP <Equity>” for the EFA Shares, or any such successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing price per share of the underlying shares will be based on the alternate calculation of the underlying shares as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” starting on page S-92 of the accompanying prospectus supplement.

Listing:	We do not intend to list the PLUS on any securities exchange.
CUSIP / ISIN:	06742E414 / US06742E4145
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†  The maturity date and valuation date are subject to postponement.  See “Additional Information About the PLUS—Additional provisions—Postponement of a Maturity Date” and “Additional Information About the PLUS—Additional provisions —Market Disruption Events.”

Barclays Capital Inc.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part.  This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•           Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•           Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS.  The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS which we will no longer expect to incur over the term of the PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS and any agreement we may have with the distributors of the PLUS.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this pricing supplement.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.39 per PLUS (113.90% of the stated principal amount)

How it works

▪
Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final basket value of approximately 104.63% of the initial basket value.

▪	If the basket appreciates 3%, the investor would receive a 9% return, or $10.90 per PLUS.

▪	If the basket appreciates 5%, the investor would receive only the maximum payment at maturity of $11.39 per PLUS, or 113.90% of the stated principal amount.

▪
Downside Scenario.  If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket. Investors may lose their entire initial investment in the PLUS.

▪	If the basket depreciates 50%, the investor would lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the PLUS.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical total returns set forth below are based on the initial basket value of 10, the maximum payment at maturity of $11.39 (113.90% of the stated principal amount) and the leverage factor of 300%.  For the purposes of the examples below, the “basket return” shall equal: ((final basket value – initial basket value)/initial basket value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Basket Value	Basket Return	Basket Percent Increase	Basket Performance Factor	Payment at Maturity	Total Return on PLUS
15.000	50.00%	50.00%	N/A	$11.39	13.90%
14.000	40.00%	40.00%	N/A	$11.39	13.90%
13.000	30.00%	30.00%	N/A	$11.39	13.90%
12.000	20.00%	20.00%	N/A	$11.39	13.90%
11.000	10.00%	10.00%	N/A	$11.39	13.90%
10.463	4.63%	4.63%	N/A	$11.39	13.90%
10.250	2.50%	2.50%	N/A	$10.75	7.50%
10.000	0.00%	0.00%	N/A	$10.00	0.00%
9.000	-10.00%	N/A	90%	$9.00	-10.00%
8.500	-15.00%	N/A	85%	$8.50	-15.00%
8.000	-20.00%	N/A	80%	$8.00	-20.00%
7.000	-30.00%	N/A	70%	$7.00	-30.00%
6.000	-40.00%	N/A	60%	$6.00	-40.00%
5.000	-50.00%	N/A	50%	$5.00	-50.00%
4.000	-60.00%	N/A	40%	$4.00	-60.00%
3.000	-70.00%	N/A	30%	$3.00	-70.00%
2.000	-80.00%	N/A	20%	$2.00	-80.00%
1.000	-90.00%	N/A	10%	$1.00	-90.00%
0.000	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, and are based on the initial basket component values, final basket component values and multipliers set forth below.  For purposes of the examples below, the “basket component return” of any basket component shall equal: ((final basket component value – initial basket component value) / initial basket component value), where the final basket component value of any basket component is the basket component closing value of that basket component on the valuation date.

Example 1: The basket value increases from an initial basket value of 10 to a final basket value of 10.25.

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
MID Index	1,306.40	1,502.36	15%	0.0022964
RTY Index	1,134.53	1,247.983	10%	0.0026443
EEM Shares	$41.65	$35.4025	-15%	0.0480192
EFA Shares	$65.95	$59.355	-10%	0.0303260
* The multiplier used for each basket component is calculated using the initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

The final basket value is calculated as follows:

(1,502.36 × 0.0022964) + (1,247.983 × 0.0026443) + ($35.4025 × 0.0480192) + ($59.355 × 0.0303260) = 10.25

Therefore, the final basket value is 10.25.

Step 2:  Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

$10 + leveraged upside payment
$10 + ($10 × leverage factor × basket percent increase)

First, calculate the basket percent increase:

(final basket value – initial basket value) / initial basket value = (10.25 – 10) / 10 = 2.50%

Next, calculate the leveraged upside payment:
($10 × 300% × 2.50%) = $0.75

Therefore, the payment at maturity is $10 + $0.75, which equals $10.75 per $10 stated principal amount of PLUS, representing a 7.50% total return on investment of the PLUS.

Example 2: The basket value increases from an initial basket value of 10 to a final basket value of 12.00

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
MID Index	1,306.40	1,175.76	-10%	0.0022964
RTY Index	1,134.53	1,701.795	50%	0.0026443
EEM Shares	$41.65	$54.145	30%	0.0480192
EFA Shares	$65.95	$72.545	10%	0.0303260
* The multiplier used for each basket component is calculated using the hypothetical initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

The final basket value is calculated as follows:

(1,175.76 × 0.0022964) + (1,701.795 × 0.0026443) + ($54.145 × 0.0480192) + ($72.545 × 0.0303260) = 12.00

Therefore, the final basket value is 12.00.

Step 2:  Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

$10 + leveraged upside payment
$10 + ($10 × leverage factor × basket percent increase)

First, calculate the basket percent increase:

(final basket value – initial basket value) / initial basket value = (12.00  – 10) / 10 = 20.00%

Next, calculate the leveraged upside payment:
($10 × 300% × 20.00%) = $6.00

Because the final basket value of 12.00 is greater than the initial basket value of 10 but because $10 + the leveraged upside payment of $6.00 would be greater than the maximum payment at maturity, the investor will instead receive the maximum payment at maturity of $11.39 per $10.00 stated principal amount.

The total return on investment of the PLUS is 13.90% (the maximum payment at maturity).

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3: The basket value decreases from an initial basket value of 10 to a final basket value of 6.

Basket Component	Initial Basket Component Value	Final Basket Component Value	Basket Component Return	Multiplier*
MID Index	1,306.40	653.20	-50%	0.0022964
RTY Index	1,134.53	567.265	-50%	0.0026443
EEM Shares	$41.65	$29.155	-30%	0.0480192
EFA Shares	$65.95	$52.76	-20%	0.0303260
* The multiplier used for each basket component is calculated using the hypothetical initial basket component value as described under “Summary Terms—Multiplier” on the cover of this document.

Step 1: Calculate the final basket value based on the final basket component values and the multipliers for each basket component.

The final basket value is calculated as follows:

(653.20 × 0.0022964) + (567.265 × 0.0026443) + ($29.155 × 0.0480192) + ($52.76 × 0.0303260) = 6.00

Therefore, the final basket value is 6.00.

Step 2:  Calculate the payment at maturity.

Because the final basket value is less than the initial basket value, the payment at maturity is calculated as follows:

$10 × basket performance factor
$10 × (final basket value / initial basket value)
$10 × (6.00 / 10) = $6.00

Therefore, the payment at maturity is $6.00, which equals $6.00 per $10 stated principal amount of PLUS, representing a -40% total return on investment of the PLUS.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.  Investing in the PLUS is not equivalent to investing directly in the basket, any of the basket components or any of the component stocks of the basket components.  The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;
•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Composed of More Than the Reference Asset.”

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.39 per PLUS, or 113.90% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 113.90% of the stated principal amount for the PLUS, any increase in the final basket value over the initial basket value by more than approximately 4.63% will not further increase the return on the PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events, the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the indices underlying the EEM Shares and EFA Shares (each, a “share underlying index”) trade, and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
Credit of Issuer.  The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.

▪
Adjustments to the underlying indices could adversely affect the value of the PLUS.  The underlying index publishers may discontinue or suspend calculation or publication of the underlying indices at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Risks associated with small- and mid-capitalization stocks may affect the PLUS.  The MID Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies, and the RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  These companies often have greater

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore PLUS linked to the MID Index and the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies.   Stock prices of small- and mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments.  Small and mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.  In addition, small- and mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Small- and mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The prices of the EFA Shares and EEM Shares are subject to currency exchange risk. Because the prices of the EFA Shares and EEM Shares are related to the U.S. dollar value of stocks underlying the MSCI EAFE Index and MSCI Emerging Markets Index, as applicable, holders of the PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, the prices of the EFA Shares and EEM Shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the PLUS, linked to the value of foreign (and especially emerging markets) equity securities.  The EFA Shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked solely to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Certain features of exchange-traded funds will impact the value of the PLUS.  The performance of each of the underlying shares does not fully replicate the performance of the respective share underlying indices.  The underlying

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

shares may not fully replicate the respective share underlying indices, and may hold securities not included in such share underlying indices.  The value of the underlying shares to which your PLUS are linked is subject to:

o	Management risk. This is the risk that the investment strategy for the underlying shares, the implementation of which is subject to a number of constraints, may not produce the intended results.

o
Derivatives risk.  The underlying shares may invest in stock index futures contracts and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlying shares’ losses, and, as a consequence, the losses of your PLUS, may be greater than if the underlying shares invested only in conventional securities.

▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the basket closing value on the valuation date (subject to adjustments as described in the prospectus supplement).  Even if the value of the basket appreciates prior to the valuation date but then drops on the valuation date to below the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.

▪
Investing in the PLUS is not equivalent to investing in the basket components.  Investing in the PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI Emerging Markets Index or the MSCI EAFE Index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P MidCap 400® Index, the Russell 2000® Index, the MSCI Emerging Markets Index or the MSCI EAFE Index.

▪
Adjustments to any of the underlying shares or to the MSCI Emerging Markets Index or MSCI EAFE Index could adversely affect the value of the PLUS.  The investment adviser to each of the iShares® MSCI EAFE ETF and the iShares®  MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index and MSCI Emerging Markets Index, as applicable.  Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the applicable underlying shares and, consequently, the value of the PLUS.

In addition, the publisher of each share underlying index is responsible for calculating and maintaining the share underlying indices.  The applicable index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying indices.  The applicable index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time.  If this discontinuance or suspension occurs following the termination of the related underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the PLUS.

For a description of the actions that may be taken by the calculation agent in the event that a publisher of a share underlying index discontinues or suspends calculation of a share underlying index or an ETF issuing the underlying shares is liquidated or otherwise terminated, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the initial issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the initial issue price since the initial issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs, and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The estimated value of your PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of your PLUS is lower than the initial issue price of your PLUS.  The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS.  The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.

▪
The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of PLUS in the secondary market.  As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪
The PLUS will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the PLUS.  We do not intend to list the PLUS on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS.  Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial basket component values for each basket component, will determine the final basket value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final basket value in the event of a discontinuance of an underlying index or any underlying shares, may adversely affect the payout to you at maturity.

▪
The calculation agent has discretion to make antidilution adjustments.  For certain events affecting the EEM Shares or the EFA Shares that the calculation agent determines to have a diluting or concentrating effect on the theoretical value of those shares, the calculation agent may make adjustments to the terms of the PLUS.  However, the calculation agent is not required to make such adjustments in response to all events that could affect the EEM Shares or the EFA Shares.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the PLUS may be materially and adversely affected.  The calculation agent will make all determinations with respect to antidilution adjustments, including any determinations as to whether an event requiring adjustment has received, as to the nature of the adjust required and how it will be made.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the basket components on the pricing date and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial basket component values of the basket components and, therefore, could have increased the value at which the basket components must close so that the investor does not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS could be materially and adversely affected.  Even assuming the treatment of the PLUS as prepaid forward contracts is respected, purchasing a PLUS could be treated (in whole or in part) as entering into a “constructive ownership transaction.”  In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply.

As described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.  Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the PLUS, as described below under “Additional provisions—Tax considerations.”

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Basket Overview

The basket consists of the S&P MidCap 400® Index (“MID Index”), the Russell 2000® Index (“RTY Index”), shares of the iShares® MSCI Emerging Markets ETF (“EEM Shares”) and shares of the iShares® MSCI EAFE ETF (“EFA Shares”) and offers exposure to price movements in the U.S. and international equity markets.

Information as of market close on November 26, 2013:

Basket Component Information as of November 26, 2013
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
MID Index	MID	1,306.40	988.48	1,311.77	945.96
RTY Index	RTY	1,134.53	809.02	1,134.53	769.48
EEM Shares	EEM UP	$41.65	$41.63	$45.20	$36.63
EFA Shares	EFA UP	$65.95	$54.42	$66.82	$51.96

The following graph is calculated as if the basket had an initial value of 10 on January 2, 2008 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS.  The historical performance of the basket should not be taken as an indication of its future performance.

Past performance is not indicative of future results.

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S&P MidCap 400® Index Overview

General

All information regarding the S&P MidCap 400® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.  The S&P MidCap 400® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.  The S&P MidCap 400® Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400® Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market.  The S&P MidCap 400® Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 19, 1991.

The index sponsor of the S&P MidCap 400® Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

For a description of the methodology used for the calculation and maintenance of the S&P MidCap 400® Index, including a description of the “investable weight factor” that is utilized to calculate the level of the S&P MidCap 400® Index on a “float-adjusted” basis, please see the description of the S&P 500® Index, which is also applicable to the S&P MidCap 400® Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the S&P MidCap 400® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P MidCap 400® Index is the licensing of the S&P MidCap 400® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The S&P MidCap 400® Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the PLUS.  S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the PLUS into consideration in determining, composing or calculating the S&P MidCap 400® Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the PLUS or the timing of the issuance or sale of the PLUS or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the PLUS. There is no assurance that investment products based on the S&P MidCap 400® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the S&P MidCap 400® Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P MidCap 400® Index.  It is possible that this trading activity will affect the value of the S&P MidCap 400® Index and the PLUS.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY

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BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The following graph sets forth the historical performance of the S&P MidCap 400® Index based on the weekly closing levels of the S&P MidCap 400® Index from January 2, 2008 through November 26, 2013.  The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through November 26, 2013.  The closing level of the Index on November 26, 2013 was 1,306.40.

We obtained the closing levels of the S&P MidCap 400® Index below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the S&P MidCap 400® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the S&P MidCap 400® Index will result in the return of any of your initial investment.

 Information on the S&P MidCap 400® Index as of market close on November 26, 2013:

Bloomberg Ticker Symbol:	MID
Closing Level of the Underlying Index on November 26, 2013:	1,306.40
52 Weeks Ago:	988.48
52 Week High :	1,311.77
52 Week Low:	945.96

S&P MidCap 400® Index Historical Performance January 2, 2008 to November 26, 2013

Past performance is not indicative of future results.

S&P MidCap 400® Index	High	Low	Period End
2008
First Quarter	847.56	744.89	779.51
Second Quarter	897.27	797.80	818.99
Third Quarter	824.99	698.21	727.29
Fourth Quarter	718.88	417.12	538.28
2009
First Quarter	559.37	404.62	489.00
Second Quarter	598.71	494.45	578.14
Third Quarter	706.30	546.53	691.02

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

S&P MidCap 400® Index	High	Low	Period End
2008
Fourth Quarter	739.71	659.15	726.67
2010
First Quarter	799.95	692.52	789.90
Second Quarter	849.82	711.73	711.73
Third Quarter	802.10	700.16	802.10
Fourth Quarter	913.20	795.50	907.25
2011
First Quarter	989.05	909.76	989.05
Second Quarter	1,015.26	929.57	978.64
Third Quarter	1,011.65	775.07	781.26
Fourth Quarter	912.99	744.98	879.16
2012
First Quarter	1,005.22	885.52	994.30
Second Quarter	1,001.65	891.32	941.64
Third Quarter	1,026.85	914.97	989.02
Fourth Quarter	1,030.15	945.96	1,020.43
2013
First Quarter	1,153.68	1,046.32	1,153.68
Second Quarter	1,214.89	1,104.79	1,160.82
Third Quarter	1,257.72	1,170.68	1,243.85
Fourth Quarter (as of November 26, 2013)	1,311.77	1,222.86	1,306.40

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Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index (the “Russell 3000”), the Russell 2000® Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000 and represented, as of November 26, 2013, approximately 10% of the total market capitalization of the Russell 3000.  The Russell 3000, in turn comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of November 26, 2013, approximately 98% of the U.S. equity markets open to public investment.

The information on the Russell 2000® Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

 Information on the Russell 2000® Index as of market close on November 26, 2013:

Bloomberg Ticker Symbol:	RTY
Closing Level of the Underlying Index on November 26, 2013:	1,134.53
52 Weeks Ago:	809.02
52 Week High :	1,134.53
52 Week Low:	769.48

The following graph sets forth the historical performance of the Russell 2000® Index based on the weekly closing levels of the Russell 2000® Index from January 2, 2008 through November 26, 2013.  The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through November 26, 2013.  The closing level of the Index on November 26, 2013 was 1,134.53.

We obtained the closing levels of the Russell 2000® Index below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your initial investment.

Russell 2000® Index Historical Performance January 2, 2008 to November 26, 2013

Past performance is not indicative of future results.

November 2013	Page 18

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter (as of November 26, 2013)	1,134.53	1,043.46	1,134.53

November 2013	Page 19

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF Overview

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® MSCI Emerging Markets ETF’s prospectus dated January 1, 2013 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, iShares®, Inc.,  BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisers (“BFA”).  The iShares® MSCI Emerging Markets ETF is an investment portfolio maintained and managed by iShares®, Inc.  BFA is currently the investment adviser to the iShares® MSCI Emerging Markets ETF.  The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”  On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the iShares® MSCI Emerging Markets ETF, please see the iShares® MSCI Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the iShares® MSCI Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the iShares® MSCI Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the iShares® MSCI Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF holds equity securities traded primarily in the global emerging markets.  The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Equity Index Descriptions—MSCI Indices” in the accompanying index supplement.

As of November 26, 2013, the iShares® MSCI Emerging Markets ETF holdings by country consisted of the following 21 countries: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey.  In addition, as of November 26, 2013, the iShares® MSCI Emerging Markets ETF’s three largest holdings by country were China, South Korea and Brazil.

The iShares® MSCI Emerging Markets ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in depositary receipts representing securities in the MSCI Emerging Markets Index.  In addition, the iShares® MSCI Emerging Markets ETF may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the iShares® MSCI Emerging Markets ETF track the MSCI Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The iShares® MSCI Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

November 2013	Page 20

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the iShares® MSCI Emerging Markets ETF is an actual investment portfolio.  The performance of the iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI Emerging Markets ETF’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI Emerging Markets ETF but not to the MSCI Emerging Markets Index or the use of representative sampling.  A figure of 100% would indicate perfect correlation.  “Tracking error” is the difference between the performance (return) of the iShares® MSCI Emerging Markets ETF’s portfolio and the MSCI Emerging Markets Index.  BFA expects that, over time, the iShares® MSCI Emerging Markets ETF’s tracking error will not exceed 5%. The iShares® MSCI Emerging Markets ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”).  BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by BITCNA.  BITCNA makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BITCNA has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

 Information on the iShares® MSCI Emerging Markets ETF as of market close on November 26, 2013.

Bloomberg Ticker Symbol:	EEM UP
Share closing price on November 26, 2013:	$41.65
52 Weeks Ago:	$41.63
52 Week High :	$45.20
52 Week Low:	$36.63

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets ETF based on the weekly closing prices of the iShares® MSCI Emerging Markets ETF from January 2, 2008 through November 26, 2013.  The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2008 through November 26, 2013. The closing price of the iShares® MSCI Emerging Markets ETF on November 26, 2013 was $41.65.

We obtained the closing prices of the iShares® MSCI Emerging Markets ETF below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical closing prices of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date.  We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets ETF will result in the return of any of your initial investment.

November 2013	Page 21

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF Historical Performance January 2, 2008 to November 26, 2013

Past performance is not indicative of future results.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter	$44.35	$40.14	$44.35
2013
First Quarter	$45.20	$41.80	$42.78
Second Quarter	$44.23	$36.63	$38.57
Third Quarter	$43.29	$37.34	$40.77
Fourth Quarter (as of November 26, 2013)	$43.66	$40.72	$41.65

November 2013	Page 22

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI EAFE ETF Overview

We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® MSCI EAFE ETF’s prospectus dated December 1, 2012 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BITCNA”) and BlackRock Fund Advisers (“BFA”).  The iShares® MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust.  BFA is currently the investment adviser to the iShares® MSCI EAFE ETF.  The iShares® MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.” On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the iShares® MSCI EAFE ETF, please see the iShares® MSCI EAFE ETF’s prospectus.  In addition, information about iShares® and the iShares® MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the iShares® MSCI EAFE ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index.  The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  For additional information about the MSCI EAFE Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of November 26, 2013, the iShares® MSCI EAFE ETF’s largest holdings by country were Japan (21.17%), the United Kingdom (21.05%),Switzerland (9.42%), France (9.19%), Germany (9.05%), Australia (7.67%), Spain (3.24%), the Netherlands (3.15%), Sweden (3.13%) and Hong Kong (2.69%). As of November 26, 2013, the iShares® MSCI EAFE ETF’s three largest sectors by holdings were Financials (25.38%), Industrials (12.80%) and Consumer Discretionary (11.74%).

The iShares® MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE Index.  The iShares® MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities of the MSCI EAFE Index.  In addition, the iShares® MSCI EAFE ETF may also invest in securities not included in the MSCI EAFE Index but which BFA believes will help the iShares® MSCI EAFE ETF track the MSCI EAFE Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The iShares® MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index, and generally does not hold all of the equity securities included in the MSCI EAFE Index.  The iShares® MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the iShares® MSCI EAFE ETF is an actual investment portfolio.  The performance of the iShares® MSCI EAFE ETF and the MSCI EAFE Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI EAFE ETF portfolio and the MSCI EAFE Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI EAFE ETF but not to the MSCI EAFE Index or the use of representative sampling.  “Tracking error” is the difference between the performance (return) of the iShares® MSCI EAFE ETF’s portfolio and that of the MSCI EAFE Index.   The iShares® MSCI EAFE ETF, using a representative sampling indexing

November 2013	Page 23

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of  BITCNA.  BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by BITCNA.  BITCNA makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BITCNA has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

Information on the iShares® MSCI EAFE ETF as of market close on November 26, 2013:

Bloomberg Ticker Symbol:	EFA UP
Share closing price on November 26, 2013:	$65.95
52 Weeks Ago:	$54.42
52 Week High :	$66.82
52 Week Low:	$51.96

The following graph sets forth the historical performance of the iShares® MSCI EAFE ETF based on the weekly share closing prices of the iShares® MSCI EAFE ETF from January 2, 2008 through November 26, 2013.  The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2008 through November 26, 2013.  The share closing price of the iShares® MSCI EAFE ETF on November 26, 2013 was $65.95.

We obtained the share closing prices of the iShares® MSCI EAFE ETF below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical share closing prices of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the share closing price on the valuation date.  We cannot give you assurance that the performance of the iShares® MSCI EAFE ETF will result in the return of any of your initial investment.

iShares® MSCI EAFE ETF Historical Performance January 2, 2008 to November 26, 2013

Past performance is not indicative of future results.

November 2013	Page 24

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI EAFE ETF	High	Low	Period End
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter (as of November 26, 2013)	$66.82	$62.71	$65.95

November 2013	Page 25

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on such valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See "Terms of the Notes — Maturity Date" in the accompanying prospectus supplement and “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such valuation date.

Minimum ticketing size:	100 PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlying basket. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price.  Even assuming this treatment is respected, because the EEM Shares and the EFA Shares are basket components, a PLUS could be treated (in whole or part) as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended.  In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

Non-U.S. holders should note that proposed Treasury regulations, if finalized in their

November 2013	Page 26

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2013 on certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the PLUS are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to PLUS held by a non-U.S. holder or that the non-U.S. holder must provide information to establish that withholding is not required.  Non-U.S. holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Market disruption events and adjustments:
The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the valuation date, the initial basket component values and the final basket component values (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement; and

•      For a description of adjustments that may affect the basket components or the basket as a whole, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices,” “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index, the underlying shares, the share underlying indices and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds Due January 5, 2015
Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

This pricing supplement represent a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisers will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the fifth business day following the pricing date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS on any date prior to three business days before delivery will be required, by virtue of the fact that the PLUS will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution” in the prospectus supplement.

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